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                                                                     EXHIBIT 2.A

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                              TRANSACTION AGREEMENT

                                     BETWEEN

                    EAST COAST POWER HOLDING COMPANY L.L.C.,

                    ECTMI TRUTTA HOLDINGS LP AND ENRON CORP.,

                                       AND

            MESQUITE INVESTORS, L.L.C. AND EL PASO ENERGY CORPORATION

                                DECEMBER 18, 2000







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

                                TABLE OF CONTENTS

                                                 ARTICLE 1
                                                DEFINITIONS

SECTION 1.01.     DEFINITIONS............................................................................2

                                                 ARTICLE 2
                                         TRANSACTIONS AND CLOSINGS

SECTION 2.01.     INITIAL CLOSING........................................................................6
SECTION 2.02.     SECOND CLOSING.........................................................................7
SECTION 2.03.     CLOSINGS...............................................................................9
SECTION 2.04.     OTHER POST-CLOSING PAYMENTS............................................................9

                                                 ARTICLE 3
                           REPRESENTATIONS AND WARRANTIES OF SELLER AND TRUTTA

SECTION 3.01      CAPACITY; ORGANIZATION, ETC...........................................................10
SECTION 3.02      TITLE TO MEMBERSHIP INTERESTS; COMPANY SUBORDINATED NOTES.............................10
SECTION 3.03      NO VIOLATION..........................................................................11
SECTION 3.04      APPROVALS.............................................................................11
SECTION 3.05      BROKERS...............................................................................12
SECTION 3.06      SUBORDINATED PROMISSORY NOTE..........................................................12
SECTION 3.07      DEFAULTS; LITIGATION..................................................................12

                                                 ARTICLE 4
                            REPRESENTATIONS AND WARRANTIES OF BUYER AND EL PASO

SECTION 4.01      ORGANIZATION, ETC.....................................................................12
SECTION 4.02      TITLE TO MEMBERSHIP INTERESTS.........................................................13
SECTION 4.03      NO VIOLATION..........................................................................13
SECTION 4.04      APPROVALS.............................................................................14
SECTION 4.05      INVESTMENT INTENT, INVESTIGATION......................................................14
SECTION 4.06      REGULATORY MATTERS....................................................................15
SECTION 4.07      BROKERS...............................................................................15
SECTION 4.08      NET WORTH REQUIREMENT.................................................................15
SECTION 4.09      EL PASO SEC REPORTS...................................................................15
SECTION 4.10      DEFAULTS; LITIGATION..................................................................16

                                                 ARTICLE 5
                                                 COVENANTS

SECTION 5.01      CONDUCT OF BUSINESS...................................................................16
SECTION 5.02      PUBLIC ANNOUNCEMENTS..................................................................16
SECTION 5.03      BEST EFFORTS..........................................................................16
SECTION 5.04      TERMINATION OF OPTION COVENANT........................................................17
SECTION 5.05      INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC...........................................17
SECTION 5.06      RELEASE OF CLAIMS.....................................................................17
SECTION 5.07      TAXES.................................................................................19
SECTION 5.08      CREDIT SUPPORT AGREEMENT..............................................................19
SECTION 5.09      CAPITAL ACCOUNT AND SALES PRICE AFFIRMATION...........................................19


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
                                                ARTICLE 6
                                        CONDITIONS TO CLOSINGS

SECTION 6.01.     CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE INITIAL CLOSING.............20
SECTION 6.02      CONDITIONS TO OBLIGATIONS OF BUYER AND EL PASO TO THE CLOSINGS........................21
SECTION 6.03.     CONDITIONS TO OBLIGATIONS OF SELLER AND TRUTTA TO EFFECT THE CLOSINGS.................22

                                                ARTICLE 7
                                               TERMINATION

SECTION 7.01.     GROUNDS FOR TERMINATION...............................................................23
SECTION 7.02.     EFFECT OF TERMINATION.................................................................23
SECTION 7.03.     TERMINATION FOLLOWING INITIAL CLOSING.................................................24

                                                ARTICLE 8
                                      SURVIVAL; INDEMNIFICATION

SECTION 8.01.     SURVIVAL..............................................................................24
SECTION 8.02.     INDEMNIFICATION.......................................................................24
SECTION 8.03.     PROCEDURES FOR THIRD PARTY CLAIMS.....................................................25
SECTION 8.04      EXCLUSIVE REMEDY......................................................................25

                                                ARTICLE 9
                                              MISCELLANEOUS

SECTION 9.01.     NOTICES...............................................................................25
SECTION 9.02.     AMENDMENTS; NO WAIVERS................................................................26
SECTION 9.03.     PARTIES IN INTEREST...................................................................26
SECTION 9.04.     EXPENSES..............................................................................27
SECTION 9.05.     SUCCESSORS AND ASSIGNS................................................................27
SECTION 9.06.     GOVERNING LAW; ARBITRATION............................................................27
SECTION 9.07.     COUNTERPARTS; EFFECTIVENESS...........................................................28
SECTION 9.08.     ENTIRE AGREEMENT......................................................................28
SECTION 9.09.     CAPTIONS..............................................................................28
ANNEXES:
1.01              Form of Guarantee
1.02              Form of Swap Agreement
1.03              Form of Swap Assignment
1.04              Form of Credit Event Agreement
2.01              Second Amendment
2.02-A            Membership Transfer Agreement
2.02-B            Restated LLC Agreement
2.02-C            Buyer Security Agreement Amendment
2.02-D            Amended Buyer Affiliate Security Agreement
2.02-E            Seller Security Agreement Amendment
2.02-F            Note Assignment and Acknowledgement
5.06              Surviving Affiliate Contracts
6.02              Opinion of Counsel to Seller/Trutta
6.03              Opinion of Counsel to Buyer/El Paso

                              TRANSACTION AGREEMENT

         This TRANSACTION AGREEMENT ("AGREEMENT") is made this 18th day of December, 2000 between East Coast Power Holding Company L.L.C., a Delaware limited liability company ("SELLER"), ECTMI Trutta Holdings LP, a Delaware limited partnership ("TRUTTA"), Enron Corp., an Oregon corporation (for certain limited purposes specified on the signature page hereto, "ENRON"), Mesquite Investors, L.L.C., a Delaware limited liability company ("BUYER"), and El Paso Energy Corporation, a Delaware corporation (for certain limited purposes specified on the signature page hereto, "EL PASO").

         A. Seller owns 51% of the outstanding Class A Membership Interest and 51% of the outstanding Class B Membership Interest in East Coast Power, L.L.C., a Delaware limited liability company (the "COMPANY").

         B. Buyer owns 49% of the outstanding Class A Membership Interest and 49% of the outstanding Class B Membership Interest in the Company.

         C. El Paso controls Buyer and owns indirectly a portion of the issued and outstanding membership interests in Buyer.

         D. Enron owns indirectly approximately 50% of the issued and outstanding membership interests in Seller.

         E. The parties contemplate that, at the Initial Closing (as defined herein), Buyer will contribute to the Company the amounts specified herein in cash in exchange for additional Class A Membership Interest in the Company that will increase its total Class A Membership Interest Sharing Ratio to 44.28%, Buyer Affiliate will contribute to the Company the amounts specified herein in cash in exchange for a Class A Membership Interest in the Company with a Sharing Ratio of 0.9% and be admitted to the Company as a new Member and Seller's Class A Membership Interest Sharing Ratio in the Company shall be reduced to 44.82%, on the terms described herein.

         F. The parties contemplate that, at the Second Closing (as defined herein), Seller (i) will sell to Buyer all of its Class A Membership Interest and a portion of its Class B Membership Interest in the Company having a Sharing Ratio of 4.1%, and (ii) will have its remaining Class B Membership Interest with a Sharing Ratio of 1% converted to a New Preferred Membership Interest, all on the terms described herein.

         G. The parties contemplate that, at the Second Closing, immediately following the transfer by Seller of its Class A and a portion of its Class B Membership Interest to Buyer, the Class A Membership Interest in the Company and the Class B Membership Interest in the Company that is retained by Buyer and Buyer Affiliate be reclassified into New Common Interests (as defined herein), all on the terms described herein.

         H. The parties contemplate that, at the Second Closing, Buyer will purchase from Trutta outstanding subordinated promissory notes of the Company in the aggregate principal amount of $187,900,000 issued pursuant to the First Amended and Restated Credit and Subordination Agreement dated as of April 20, 1999, as amended (the "COMPANY SUBORDINATED

NOTES"), which Company Subordinated Notes shall remain subject to the $30,000,000 Note Participation Agreement (as defined herein), in exchange for the consideration specified herein.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01.     DEFINITIONS.

         (a) The following capitalized terms used in this Agreement shall have the meanings set forth below:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. The term "control" and correlative terms includes the possession, directly or indirectly and whether acting alone or in conjunction with others, of the authority to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or similar interests, by contract, or otherwise.

         "AMENDED BUYER AFFILIATE SECURITY AGREEMENT" has the meaning set forth in Section 2.02(d)(ii).

         "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties or assets.

         "BAYONNE FACILITY" means the cogeneration facility located at 10 Hook Road, Block 381/A, Lot 2/4 (also known as Block 0047601, Lot 0001), in the City of Bayonne, County of Hudson, State of New Jersey.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by law to close.

         "BUYER" has the meaning set forth in the introductory paragraph to this Agreement.

         "BUYER AFFILIATE" means a wholly owned subsidiary of Buyer to be designated by Buyer before the Initial Closing for the purpose of becoming a member of the Company as contemplated in Section 2.01.

         "BUYER AFFILIATE SECURITY AGREEMENT" has the meaning set forth in
Section 2.01(b).

         "BUYER COVERED PARTY" has the meaning set forth in Section 5.06 (c).


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

         "BUYER SECURITY AGREEMENT AMENDMENT" has the meaning set forth in
Section 2.02(d)(i).

         "CAMDEN COGENERATION FACILITY" means the cogeneration facility located at 570 Chelton Avenue, Block 506/507, Lot 1/3, in the City of Camden, County of Camden, State of New Jersey.

         "CASH CONTRIBUTION AMOUNT" means an aggregate cash amount necessary to result in the Sharing Ratios contemplated after the additional issuances of Class A Membership Interests to Buyer and Buyer Affiliate pursuant to Section 2.01(a) at the Initial Closing, based upon the Capital Accounts (as defined in the LLC Agreement) immediately prior to the Initial Closing. Buyer and Seller agree that such Capital Accounts shall be valued using the value of the consideration to be received by Seller in exchange for its Membership Interests at the Second Closing, which consists of both the cash to be paid pursuant to
Section 2.02(a)(ii) and the present value as of the Second Closing Date of the net payments under the Swap Agreement to be delivered to Seller under Section 2.02(a)(i), determined using an annual discount rate of 8.5%. For the purposes of allocating the Swap Agreements between Seller's Membership Interests and the Company Subordinated Notes, the value of the Swap Agreements to be allocated to the Company Subordinated Notes shall equal $157,900,000 plus 51% of the accrued and unpaid interest thereon to the Second Closing Date.

         "CLOSING" refers to either or both of the Initial Closing or the Second Closing, as applicable.

         "CLOSING DATE" refers to either or both of the Initial Closing Date or the Second Closing Date, as applicable.

         "COMPANY" has the meaning set forth in the recitals to this Agreement.

         "COMPANY INDENTURE" means the Indenture dated as of April 20, 1999 between the Company and the Company Note Trustee governing the Company's Senior Secured Notes.

         "COMPANY NOTE TRUSTEE" means The Bank of New York, as Trustee under the Company Indenture.

         "COMPANY SUBORDINATED NOTES" has the meaning set forth in the recitals to this Agreement.

         "COVERED PARTY" has the meaning set forth in Section 5.05(a).

         "CREDIT EVENT AGREEMENTS" means the letter agreements to be entered into among EPMEH and each of Seller and Trutta, in substantially the form attached hereto as ANNEX 1.04, which Credit Event Agreements shall in the aggregate cover an obligation to pay up to $1,000,000 on the terms specified therein.

         "CREDIT SUPPORT AGREEMENT" has the meaning set forth in Section
5.08(a).

         "DAMAGES" has the meaning set forth in Section 8.02(a).


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

         "DISPUTED CLAIMS" has the meaning set forth in Section 9.06(b).

         "EL PASO" has the meaning set forth in the introductory paragraph to this Agreement.

         "ENRON" has the meaning set forth in the introductory paragraph to this Agreement.

         "ENA" means Enron North America Corp., a Delaware corporation.

         "EPME" means El Paso Merchant Energy - Gas, L.P., a wholly-owned subsidiary of El Paso.

         "EPMEH" means El Paso Merchant Energy Holding Company, a wholly-owned subsidiary of El Paso.

         "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government commission, tribunal or organization or any other governmental regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "GUARANTEES" means the Guaranties to be executed by El Paso in favor of Seller and Trutta with respect to EPME's performance under the Swap Agreements, which Guarantees shall be in substantially the form attached hereto as ANNEX 1.01.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.03(a).

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.03(a).

         "INITIAL CLOSING" has the meaning set forth in Section 2.03(a).

         "INITIAL CLOSING DATE" means the date of the consummation of the Initial Closing.

         "ISRA" means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1-6K et seq., as amended, and its implementing regulations and policies.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, calls, preemptive right, encumbrance, or other adverse claim of any kind in respect of such property or asset.

         "LINDEN COGENERATION FACILITY" means the cogeneration facility located at 1400 Park Avenue, Block 520, Lot 6, in the City of Linden, County of Union, State of New Jersey.

         "LLC AGREEMENT" means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 13, 1999, as amended by Amendment No. 1 thereto dated June 30, 2000.

         "MATERIAL ADVERSE EFFECT" means any event or occurrence (or series of events or occurrences, taken together) which has had or is reasonably likely to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of the party in question.

         "MEMBERSHIP INTEREST" has the meaning given to such term in the LLC Agreement.

         "NEW COMMON INTERESTS" has the meaning set forth in Section 2.02(c).

         "NEW PREFERRED INTERESTS" has the meaning set forth in Section 2.02(c).

         "NJDEP" means the New Jersey Department of Environmental Protection.

         "NJ VENTURE AGREEMENT" has the meaning set forth in Section 6.01(g).

         "NOTE PARTICIPATION AGREEMENT" means the Sale and Assignment of Senior Participation Interest dated as of December 22, 1999 by and among ENA and ENA CLO I Holding Company I L.P.

         "PAYMENT EVENT" has the meaning set forth in Section 2.04(a).

         "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "PURCHASED INTERESTS" means the Class A Membership Interest and Class B Membership Interest in the Company to be purchased by Buyer from Seller under this Agreement at the Second Closing and the Company Subordinated Notes to be purchased by Buyer from Trutta under this Agreement at the Second Closing.

         "RESTATED LLC AGREEMENT" has the meaning set forth in Section 2.02(c).

         "SEC" means the United States Securities and Exchange Commission. "SECOND AMENDMENT" has the meaning set forth in Section 2.01(a).

         "SECOND CLOSING" has the meaning set forth in Section 2.03(b).

         "SECOND CLOSING DATE" means the date of the consummation of the Second Closing.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning set forth in the introductory paragraph to this Agreement.

         "SELLER SECURITY AGREEMENT AMENDMENT" has the meaning set forth in
Section 2.02(d)(iii).

         "SENIOR NOTE SECURITY INTERESTS" means the security interests granted by Seller and Buyer in their Membership Interest pursuant to various security agreements between each such entity and the Company Note Trustee, in each case securing the obligations of the Company under the Senior Secured Notes issued under the Company Indenture.

         "SHARING RATIO" has the meaning set forth in the LLC Agreement (as adjusted pursuant to the Second Amendment).

         "SWAP AGREEMENTS" means the ISDA Master Swap Agreements, including the related Schedules and Confirmations to be entered into among EPME and Buyer, that are to be assigned at the Second Closing to Seller and Trutta, in substantially the form attached hereto as ANNEX 1.02, which Swap Agreements shall in the aggregate cover the total volumes reflected in such ANNEX 1.02.

         "SWAP ASSIGNMENT" means the Assignment and Assumption Agreement to be used to assign the Swap Agreements to Seller and Trutta at the Second Closing, in substantially the form attached hereto as Annex 1.03.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.03.

         "TOTAL SWAP AGREEMENT VOLUME" means the total volume to be covered by the Swap Agreements as reflected in ANNEX 1.02.

         "TRUTTA" has the meaning set forth in the introductory paragraph to this Agreement.

         "UNDERTAKING" has the meaning set forth in Section 5.08(b).

         (b) Unless the context otherwise requires, as used in this Agreement:
(i) a term has the meaning ascribed to it; (ii) "or" is not exclusive; (iii) "including" means "including, without limitation;" (iv) words in the singular include the plural; (v) words in the plural include the singular; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement and (viii) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                    ARTICLE 2

                            TRANSACTIONS AND CLOSINGS

         SECTION 2.01. INITIAL CLOSING.

         (a) Upon the terms and subject to the conditions set forth herein, the parties agree that on the Initial Closing Date, (i) Buyer will contribute to the Company its pro rata portion of the Cash Contribution Amount in cash in exchange for additional Class A Membership Interest in the Company that will increase its Class A Membership Interest Sharing Ratio to 44.28%, (ii) Buyer Affiliate will contribute to the Company its pro rata portion of the Cash Contribution Amount in cash in exchange for a new Class A Membership Interest in the Company with a Sharing Ratio of 0.9% and be admitted to the Company as a new Member, and (iii) Seller's Class A Membership Interest Sharing Ratio in the Company shall be reduced to 44.82%, all as described in the form of Amendment No. 2 to the Second Amended and Restated Limited Liability Company Agreement of the Company attached hereto as ANNEX 2.01 (the "SECOND AMENDMENT").

         (b) At the Initial Closing Buyer, Buyer Affiliate, and Seller will contemporaneously therewith execute and deliver to each other the Second Amendment. To the extent required by the Company Note Trustee, (i) Buyer and Seller will each take commercially reasonable efforts to enter into amendments to Buyer's and Seller's respective Security Agreements with the Company Note Trustee to reflect the changes in ownership contemplated by the Second Amendment, and (ii) Buyer Affiliate will execute and deliver to the Company Note Trustee a security agreement in form contemplated by the Company Indenture covering the membership interests in the Company acquired at the Initial Closing (the "BUYER AFFILIATE SECURITY AGREEMENT").

         SECTION 2.02. SECOND CLOSING. Upon the terms and subject to the conditions set forth herein, the parties agree that, on the Second Closing Date:

         (a) Buyer will purchase, and Seller will sell, assign, transfer and convey to Buyer, all of Seller's Class A Membership Interest and a portion of Seller's Class B Membership Interest in the Company having a Sharing Ratio of 4.1%, subject to the Senior Note Security Interests but free and clear of all other Liens, in exchange for (i) the assignment by Buyer to Seller of its rights under a duly executed Swap Agreement, together with a Guarantee with respect thereto duly executed by El Paso, covering such portion of the Total Swap Agreement Volume as shall be designated by Seller and Trutta prior to the Second Closing, (ii) a cash payment by Buyer to Seller equal to the sum of $15,083,510.20 plus the amount of any cash contributions required to be made by Seller to the Company from the date of this Agreement until the Second Closing, provided that if the Second Closing occurs on or prior to December 27, 2000, such cash payment shall be reduced by $500,000 and (iii) a Credit Event Agreement duly executed by EPMEH in favor of Seller covering such portion of the aggregate $1,000,000 maximum amount thereunder as shall be designated by Seller and Trutta prior to the Second Closing. The cash payment to be made by Buyer to Seller at the Second Closing shall be made by wire transfer of immediately available funds to an account designated by Seller. The assignment of the Swap Agreement referred to above shall be pursuant to a Swap Assignment executed by EPME, El Paso and Seller.

         (b) To evidence the sale, assignment, transfer and conveyance of Seller's Class A and Class B Membership Interest contemplated by paragraph (a) above, Seller shall execute and deliver to Buyer at the Second Closing the Membership Transfer Agreement in substantially the form attached hereto as ANNEX 2.02-A.

         (c) Contemporaneously with the transactions contemplated in paragraph
(a) above, Buyer, Buyer Affiliate, and Seller shall enter into the Third Amended and Restated Limited Liability Company Agreement (the "RESTATED LLC AGREEMENT") of the Company in substantially the form attached hereto as ANNEX 2.02-B, which shall, among other things, effect the reclassification of (i) the remaining Class B Membership Interest in the Company (having a Sharing Ratio of 1%) retained by Seller into 100% of the outstanding Preferred Interests, as defined in Restated LLC Agreement ("NEW PREFERRED INTERESTS"), and (ii) all Membership Interests in the Company owned by Buyer and Buyer Affiliate into 100% of the outstanding Common Interests, as defined in the Restated LLC Agreement ("NEW COMMON INTERESTS"), all on the terms set forth in such Restated LLC Agreement.

         (d) In connection with the transactions referred to in this Section 2.02, prior to or contemporaneously with the Second Closing:

                  (i) Buyer will enter into an amendment to its security agreement with the Company Note Trustee relating to its New Common Interests in substantially the form attached hereto as ANNEX 2.02-C (the "BUYER SECURITY AGREEMENT AMENDMENT");

                  (ii) Buyer Affiliate will enter into an amendment to the Buyer Affiliate Security Agreement with the Company Note Trustee relating to its new Common Interests in substantially the form attached hereto as ANNEX 2.02-D (the "AMENDED BUYER AFFILIATE SECURITY AGREEMENT");

                  (iii) Seller will enter into an amendment to its Security Agreement with the Company Note Trustee relating to its New Preferred Interests in substantially the form attached hereto as ANNEX 2.02-E (the "SELLER SECURITY AGREEMENT AMENDMENT"); and

                  (iv) The Seller and Buyer shall cause the Company to issue in the name of each of Buyer, Buyer Affiliate, and Seller a new certificate evidencing the respective Membership Interest of such party as contemplated by the terms of the Restated LLC Agreement, and each of Buyer, Buyer Affiliate and Seller shall cause its respective certificate to be delivered to the Company Note Trustee together with duly executed transfer powers or assignments satisfactory to the Company Note Trustee, against surrender (in the case of Buyer and Seller) by the Company Note Trustee to the Company of the old certificates representing such Membership Interest.

         (e) Buyer will purchase, and Trutta will sell, assign, transfer and convey to Buyer, all of the Company Subordinated Notes, in exchange for (i) the assignment by Buyer to Trutta of its rights under a duly executed Swap Agreement, together with a Guarantee with respect thereto duly executed by El Paso, covering such portion of the Total Swap Agreement Volume as shall be designated by Seller and Trutta prior to the Second Closing, (ii) a cash payment by Buyer to Trutta equal to 49% of the accrued and unpaid interest on the Company Subordinated Notes through and including the Second Closing Date, and
(iii) a Credit Event Agreement duly executed by EPMEH in favor of Trutta covering such portion of the aggregate $1,000,000 maximum amount thereunder as shall be designated by Seller and Trutta prior to the Second Closing. Such cash payment shall be made by wire transfer of immediately available funds to an account designated by Trutta contemporaneously with the Second Closing. To evidence the forgoing assignment of the Company Subordinated Notes, Trutta and Buyer shall execute and deliver the Note Assignment and Acknowledgement in substantially the form attached as ANNEX 2.02-F, and Trutta shall deliver to Buyer the Company Subordinated Notes, free and clear of any Liens (other than those arising under the terms of such Company Subordinated Notes and other than those arising under the Note Participation Agreement). The assignment of the Swap Agreement referred to above shall be pursuant to a Swap Assignment executed by EPME, El Paso and Seller.

         (f) In connection with the transactions described above, El Paso agrees to (i) cause EPME to enter into the Swap Agreements with Buyer and to enter into the Swap Assignments pursuant to Sections 2.02(a) and (e), and El Paso agrees to enter into the Guarantees with respect to such Swap Agreements and the Swap Assignments, and (ii) to cause EPMEH to execute and deliver to Seller and Trutta the Credit Event Agreements pursuant to Sections 2.02(a) and (e).

         SECTION 2.03. CLOSINGS.

         (a) Subject to the satisfaction of the conditions to the Initial Closing set forth in Article 6, the closing (the "INITIAL CLOSING") of the transactions contemplated by Section 2.01 of this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, on a Business Day no later than January 22, 2001 selected by Seller, provided that Seller gives Buyer notice of such Initial Closing Date at least one Business Day prior to such Initial Closing Date.

         (b) Subject to the satisfaction of the conditions to the Second Closing set forth in Article 6, the closing (the "SECOND CLOSING") of the transactions contemplated by Section 2.02 of this Agreement shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, on the Business Day following the Initial Closing Date, or on such other date as Buyer and Seller shall agree.

         SECTION 2.04. OTHER POST-CLOSING PAYMENTS.

         (a) In consideration for the transactions contemplated by this Agreement, Buyer agrees that, in the event that any event occurs that would cause to become payable to Seller, as holder of the New Preferred Interest, any distribution contemplated by Section 5.01 of the Restated LLC Agreement (including amounts due in respect thereof under Section 5.02), whether or not the Company is still in existence, and such distribution is not paid in full on the date on which such payment becomes due (each, a "PAYMENT EVENT"), then Buyer agrees to pay to Seller an amount equal to the difference between (i) the distribution specified in such Section 5.01 with respect to such Payment Event and (ii) any distribution actually made by the Company to Seller in respect of such Payment Event. Any such payment shall be paid by wire transfer in immediately available funds to an account designated by Seller within three Business Days following written demand from Seller.

         (b) In consideration for the transactions contemplated by this Agreement, El Paso agrees that, in the event that Buyer becomes obligated to make any payment to Seller pursuant to Section 2.04(a) and fails to make such payment when due from Buyer, then El Paso will promptly pay to Seller the amount of such payment within three Business Days following written demand from Seller. Any such payment shall be paid by wire transfer in immediately available funds to an account designated by Seller.

         (c) The obligations of Buyer and El Paso hereunder are full, unconditional and absolute obligations of Buyer and El Paso, and shall not require Seller to exercise any remedies against the Company or Buyer prior to claiming payment hereunder. If payment is made in full of any distribution required pursuant to Section 5.01 of the Restated LLC Agreement by Buyer or El Paso as set forth above, such payment shall be deemed to have been made on behalf of the Company for purposes of the Restated LLC Agreement.

                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND TRUTTA

         Seller and Trutta hereby severally, and not jointly, represent and warrant to Buyer and El Paso, as follows (it being understood that Seller is hereby making only the portions of the following representations and warranties applicable to it, and that Trutta is making only the portions of the following representations and warranties applicable to it):

         SECTION 3.01 CAPACITY; ORGANIZATION, ETC.

         (a) Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware, and has full right, power and authority to enter into and perform its obligations under this Agreement, the Second Amendment and the Restated LLC Agreement and, the Seller Security Agreement Amendment, and to consummate the transactions contemplated hereby. This Agreement constitutes, and the Second Amendment, the Restated LLC Agreement and the Seller Security Agreement, when executed and delivered at the applicable Closing, will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         (b) Trutta is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has full partnership power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes valid and binding obligations of Trutta enforceable against Trutta in accordance with its terms.

         SECTION 3.02 TITLE TO MEMBERSHIP INTERESTS; COMPANY SUBORDINATED NOTES.

         (a) Seller is as of the date hereof, and immediately prior to the Initial Closing will be, the record and full legal and beneficial owner of 51% of the outstanding Class A Membership Interest in the Company and 51% of the outstanding Class B Membership Interest in the Company, and such Membership Interests are owned by Seller free and clear of all Liens, except for the Senior Note Security Interests and except as set forth in the LLC Agreement. Seller has full right and authority to sell and transfer the Membership Interest to be transferred by it pursuant to this Agreement, free and clear of all Liens, except for the Senior Note Security Interests and except as set forth in the Restated LLC Agreement. Seller will not transfer any of its Membership Interests prior to the Second Closing.

         (b) Trutta is as of the date hereof, and immediately prior to the Second Closing will be, the record and full legal and beneficial owner of the Company Subordinated Notes, and such Company Subordinated Notes are owned by Trutta free and clear of all Liens (other than those arising under the terms thereof). Trutta has full right and authority to transfer and sell the Company Subordinated Notes pursuant to this Agreement, free and clear of all Liens (other than those arising under the terms thereof and other than under the Note Participation Agreement). As of the date of this Agreement, (i) the aggregate principal amount of the Company Subordinated Notes is $187,900,000, (ii) the last interest payment on the Company Subordinated Notes was made on November 15, 2000, and (iii) to Trutta's knowledge, the Company is not in any material default of the terms of the Company Subordinated Notes.

         SECTION 3.03 NO VIOLATION.

         (a) The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated by this Agreement, the Second Amendment, the Restated LLC Agreement and the Seller Security Agreement Amendment will not (a) violate the organizational documents of Seller, (b) violate any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Authority to which Seller is a party or to which Seller or any of its property is subject (assuming satisfaction of the condition set forth in Section 6.01(c)) or (c) assuming execution and delivery by Buyer and Seller of the Second Amendment and the Restated LLC Agreement, conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Seller is a party or to which any of its property is subject, except in each case such as would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         (b) The execution and delivery of this Agreement by Trutta does not, and the consummation by Trutta of the transactions contemplated by this Agreement will not (a) violate the organizational documents of Trutta, (b) violate any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Authority to which Trutta or any subsidiary of Trutta (other than the Company and its subsidiaries) is a party or to which Trutta or any subsidiary of Trutta (other than the Company or its subsidiaries) or any of their respective property is subject (assuming satisfaction of the condition set forth in Section 6.01(c)) or (c) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Trutta or any subsidiary of Trutta (other than the Company and its subsidiaries) is a party or to which any of its respective property is subject, except in each case such as would not materially impair the ability of Trutta or the Company to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         SECTION 3.04 APPROVALS.

         (a) The execution and delivery of this Agreement, the Second Amendment, the Restated LLC Agreement, the Membership Transfer Agreement and the Seller Security Agreement Amendment by Seller, and the consummation of the transactions contemplated hereby and thereby by Seller, will not require the consent, approval, order or authorization of any Governmental Authority or, assuming execution and delivery by Buyer and Seller of the Second Amendment and the Restated LLC Agreement, any other Person under any permit, license, agreement, indenture or other instrument to which Seller is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Authority is required by Seller in connection with the execution and delivery of this Agreement, the Second Amendment or the Restated LLC Agreement and the consummation of such transactions other than any notice filings that may be required to be made after the Second Closing and other than the approval of the NJDEP contemplated in Section 6.01(c), in each case except such as would not materially impair the ability of Seller to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         (b) The execution and delivery by Trutta of this Agreement, and the Note Assignment and Acknowledgement and the consummation of the transactions contemplated hereby will not, require the consent, approval, order or authorization of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument to which Trutta is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Authority is required by Trutta in connection with the execution and delivery of this Agreement and the consummation of such transactions, in each case except such as would not materially impair the ability of Trutta to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         SECTION 3.05 BROKERS. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Trutta who might be entitled to any fee or commission from Buyer or the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

         SECTION 3.06 SUBORDINATED PROMISSORY NOTE. All of the Company Subordinated Notes are, and have been since their issuance, classified by the Company as debt (as opposed to an equity interest) for all purposes, including without limitation for federal, state and local tax purposes and for financial reporting purposes and Seller, Trutta and the Company have treated the Company Subordinated Notes as debt for all purposes.

         SECTION 3.07 DEFAULTS; LITIGATION. (a)There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of Seller or Trutta threatened against or affecting Seller or Trutta which involves the possibility of any judgment or liability against Seller or Trutta that would have any adverse effect on the ability of Seller or Trutta to perform their respective obligations under this Agreement or any of the other agreements contemplated by this Agreement.

         (b) Neither Seller nor Trutta is in default under, nor has any event or circumstance occurred which, but for the expiration of any waiting period or notice or both, would constitute a default, under (i) its respective certificate of incorporation, bylaws or other organizational or governing documents or (ii) any material agreement, contract, indenture or other instrument to which of Seller or Trutta is a party or to which any of their respective property is subject, in each case except as would not have an adverse effect on the ability of Seller or Trutta to perform their respective obligations under this Agreement or any of the other agreements contemplated by this Agreement.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER AND EL PASO

         Buyer and El Paso hereby jointly and severally represent and warrant to Seller and Trutta as follows:

         SECTION 4.01 ORGANIZATION, ETC.

         (a) Buyer is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has full right, power and authority to enter into and perform its obligations under this Agreement, the Second Amendment, the Restated LLC Agreement and the Buyer Security Agreement Amendment and to consummate the transactions contemplated hereby. This Agreement constitutes, and the Second Amendment, the Restated LLC Agreement and the Buyer Security Agreement Amendment, when executed and delivered at the applicable Closing, will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         (b) El Paso is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement and the Guarantees and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Guarantees, when executed and delivered at the applicable Closing, will constitute, valid and binding obligations of El Paso, enforceable against El Paso in accordance with their respective terms.

         SECTION 4.02 TITLE TO MEMBERSHIP INTERESTS. Buyer is as of the date hereof, and immediately prior to the Initial Closing will be, the record and beneficial owner of 49% of the outstanding Class A Membership Interest in the Company and 49% of the outstanding Class B Membership Interest in the Company, and such Membership Interests are owned by such Buyer free and clear of all Liens, except for the Senior Note Security Interests and except as set forth in the LLC Agreement.

         SECTION 4.03 NO VIOLATION.

         (a) The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement, Swap Assignments, the Second Amendment, the Restated LLC Agreement, and the Buyer Security Agreement Amendment will not (a) violate the organizational documents of Buyer, (b) violate any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Authority to which Buyer or any subsidiary of Buyer (other than the Company and its subsidiaries) is a party or to which Buyer or any of its property (other than its interest in the Company and its subsidiaries) is subject (assuming satisfaction of the condition set forth in Section 6.01(c)) or (c) assuming execution and delivery by Buyer and Seller of the Second Amendment and the Restated LLC Agreement, conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Buyer is a party or to which any of its property (other than its interest in the Company and its subsidiaries) is subject, except in each case such as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         (b) The execution and delivery of this Agreement and the Guarantees by El Paso does not, and the consummation by El Paso of the transactions contemplated hereby and thereby will not (a) violate the organizational documents of El Paso, (b) violate any permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any Governmental Authority to which El Paso or any subsidiary of El Paso (other than the Company and its subsidiaries) is a party or to which El Paso or any subsidiary of El Paso (other than the Company and its subsidiaries) or any of their respective property (other than its interest in the Company and its subsidiaries) is subject (assuming satisfaction of the condition set forth in Section 6.01(c)) or (c) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which El Paso or its subsidiaries (other than the Company and its subsidiaries) is a party or to which any of its respective property (other than its interest in the Company and its subsidiaries) is subject, except in each case such as would not materially impair the ability of El Paso to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         SECTION 4.04 APPROVALS.

         (a) The execution and delivery of this Agreement, the Second Amendment, the Swap Assignments, the Restated LLC Agreement, and the Buyer Security Agreement Amendment and the consummation of the transactions contemplated hereby and thereby by Buyer, will not require the consent, approval, order or authorization of any Governmental Authority or, assuming execution and delivery by Seller of the Second Amendment and the Restated LLC Agreement, any other Person under any permit, license, agreement, indenture or other instrument to which Buyer or any of its subsidiaries is a party or to which any of their properties are subject, and no declaration, filing or registration with any Governmental Authority is required by Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of such transactions other than any notice filings that may be required to be made after the Second Closing and other than the approval of the NJDEP contemplated by Section 6.01(c), except such as would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         (b) The execution and delivery of this Agreement and the Guarantees and the consummation of the transactions contemplated hereby and thereby by El Paso, will not require the consent, approval, order or authorization of any Governmental Authority or any other person under any permit, license, agreement, indenture or other instrument to which El Paso or any of its subsidiaries is a party or to which any of their properties are subject, and no declaration, filing or registration with any Governmental Authority is required by El Paso or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of such transactions other than any notice filings that may be required to be made after the Second Closing and other than the approval of the NJDEP contemplated by Section 6.01(c), except such as would not materially impair the ability of El Paso to consummate the transactions contemplated by this Agreement, including the agreements contemplated hereby.

         SECTION 4.05 INVESTMENT INTENT, INVESTIGATION.

         (a) Buyer is capable of evaluating the merits and risks of its investment in the Purchased Interests. Buyer is taking such Purchased Interests for its own account and not with a view to or for sale in connection with any distribution of such securities as such terms are defined under the Securities Act. Buyer has had an opportunity to discuss the Company's and its subsidiaries' business and financial condition, properties, operations and prospects with the Company's and its subsidiaries' management and to ask questions of officers of the Company and its subsidiaries, and all requests for information in such connection have been answered to their satisfaction.

         (b) Buyer understands that (i) the Purchased Interests will be "restricted securities" under the applicable federal securities laws, (ii) that the Securities Act and the rules of the SEC provide in substance that a holder may dispose of the Purchased Interests only pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act, and that, accordingly, Buyer may be required to bear the economic risk of the investment in the Purchased Interests for a substantial period of time, and (iii) the certificates representing the Purchased Interests shall bear a legend to the foregoing effect.

         SECTION 4.06 REGULATORY MATTERS.

         (a) None of Buyer or any "affiliate" thereof, as defined in section 2(a)(11)(B) of PUHCA, is subject to regulation as a "public utility" under the Federal Power Act, other than as contemplated by 18 C.F.R. Section 292.601(c), or under any state law or regulation with respect to the rates or the financial or organizational regulation of electric utilities, other than as contemplated by 18 C.F. R. Section 292.602(c)(2). None of Buyer or any "affiliate" thereof, as defined in section 2(a)(11) of PUHCA, is subject to regulation as a "public-utility company," a "holding company," a "subsidiary company," an "associate company," or an "affiliate" of any of a "public-utility company," a "holding company," or a "subsidiary company" of a "holding company," as each such term is defined in PUHCA. Buyer is not subject to regulation as (i) a "public utility" under the Federal Power Act; (ii) a "public-utility company," a "holding company," or a "subsidiary company," "associate company," or "affiliate" of a "public-utility company" or a "holding company" or an "affiliate" of a "subsidiary company" of a "holding company," as each such term is defined in PUHCA. None of Buyer or any "affiliate" thereof, as defined in section 2(a)(11) of PUHCA, requires any approvals under the Federal Power Act or PUHCA for the execution, delivery, or performance of the transactions contemplated by this Agreement.

         (b) Buyer is not "a person primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities or small power production facilities"), an "electric utility", an "electric utility holding company", or "a wholly or partially owned subsidiary of an electric utility or electric utility holding company", within the meaning of 18 C.F.R. Section 292.206.

         SECTION 4.07 BROKERS. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee or commission from Seller or the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

         SECTION 4.08 NET WORTH REQUIREMENT. Buyer or El Paso will, upon completion of each of the Initial Closing and the Second Closing, satisfy the requirement of paragraph (i) of Section 11 of the Letter of Credit and Reimbursement Agreement dated as of September 17, 1992 between Cogen Technologies Linden Venture, L.P. and General Electric Capital Corporation, as amended by the Amendment, Consent and Waiver Under Reimbursement Agreement dated as of February 4, 1999 among such parties.

         SECTION 4.09 EL PASO SEC REPORTS. El Paso has, since December 31, 1999, filed with the SEC all reports on forms 10-K, 10-Q or 8-K required to be filed by it pursuant to the

Securities Exchange Act of 1934. Such reports, at the time they were filed (including at the time of filing of any amendments thereto), (i) complied as to form in all material respects with the rules and regulations of the SEC under the Securities Exchange Act of 1934 and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.10 DEFAULTS; LITIGATION

         (a) There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of Buyer or El Paso, threatened against or affecting Buyer or El Paso which involves the possibility of any judgment or liability against Buyer or El that would have any adverse effect on the ability of Buyer or El Paso to perform their respective obligations under this Agreement, the Guarantees or any of the other agreements contemplated by this Agreement.

         (b) Neither Buyer nor El Paso is in default under, nor has any event or circumstance occurred which, but for the expiration of any waiting period or notice or both, would constitute a default, under (i) its respective certificate of incorporation, bylaws or other organizational or governing documents or (ii) any material agreement, contract, indenture or other instrument to which Buyer or El Paso is a party or to which any of their respective property is subject, in each case except as would not have an adverse effect on the ability of Buyer or El Paso to perform their respective obligations under this Agreement, the Guarantees or any of the other agreements contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.01 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, from the Initial Closing until the earlier of (a) the Second Closing, or (b) the effectiveness of the actions contemplated by Section 7.03, notwithstanding Section 6.01 of the LLC Agreement, all decisions and actions, other than in the ordinary course, relating to the Company or its subsidiaries shall require the consent of Buyer and Seller.

         SECTION 5.02 PUBLIC ANNOUNCEMENTS. Subject to applicable securities laws or stock exchange requirements, no party shall, without the prior approval of the other parties, issue or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby. If a party is required to disclose information with respect to this Agreement or the transactions contemplated hereby under applicable securities laws or stock exchange requirements, to the extent reasonably practicable under the circumstances, such party shall provide the other party with prior notice of its intent to make the disclosure and the general content of the disclosure.

         SECTION 5.03 FURTHER EFFORTS. Upon the terms and subject to the conditions hereof, Buyer, El Paso, Seller and Trutta agree to use their commercially reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary to satisfy the conditions to the Closings that relate to such party set forth herein. Buyer shall cause Buyer Affiliate to perform all actions required to be performed by it hereunder. Without limiting the foregoing, Buyer and Seller will each use their commercially reasonable best efforts to satisfy the condition to closing set forth in Section 6.01(g). Buyer and Seller will cooperate with each other until the Second Closing to enable each other to conduct the due diligence necessary to satisfy the condition to closing set forth in Section 6.01(h).

         SECTION 5.04 TERMINATION OF OPTION COVENANT. The agreement set forth in
Section 5.06 of the Purchase Agreement dated as of August 2, 1999 between Buyer and Seller shall be terminated subject to and effective upon consummation of the Second Closing.

         SECTION 5.05 INDEMNIFICATION OF DIRECTORS, OFFICERS, ETC.

         (a) Buyer agrees that, to the fullest extent permitted by Applicable Law and as allowed under and pursuant to the terms of the Restated LLC Agreement, all rights to indemnification and exculpation now existing or hereafter arising in favor of Seller or other Indemnified Person (as that term is used in the Restated LLC Agreement) acting at the direction of Seller, including those Indemnified Persons who may be officers, directors, employees, and agents of Seller (the "COVERED PARTIES") with respect to acts or omissions occurring prior to the Second Closing that are based on or arise out of such Covered Party's service to the Company or any subsidiary thereof in such Person's capacity as such, pursuant to the articles or certificates of incorporation, bylaws, partnership agreements or limited liability agreements of such entities as in effect on the date hereof, shall survive the Second Closing and shall continue in full force and effect thereafter, and shall not be amended, repealed or otherwise modified or eliminated in any manner that would adversely affect the rights thereunder of the Covered Parties with respect to acts or omissions occurring on or before the Second Closing Date.

         (b) Buyer shall use reasonable commercial efforts to maintain in effect for a period of six years after the Second Closing Date policies of directors' and officers' liability insurance maintained by or on behalf of the Company and its subsidiaries as of the date of this Agreement covering those Covered Parties who are currently covered by policies of directors' and officers' liability insurance policies in connection with their service to the Company and its subsidiaries with respect to actions taken or omissions occurring prior to the Second Closing (or, at Buyer's option, substitute policies of at least the same coverage containing terms that are in the aggregate no less favorable to such insured persons).

         (c) The provisions of this Section 5.05 are expressly for the benefit of the Covered Parties, shall be enforceable by each of them, and shall survive the Second Closing. If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations of Buyer set forth in this Section 5.05.

         SECTION 5.06 RELEASE OF CLAIMS.

         (a) From and after the Second Closing Date all contracts and agreements between the Company or its Affiliates and Seller or its Affiliates relating to the operations of the Company and its subsidiaries shall be terminated, excepting and excluding those contracts and agreements set out on ANNEX 5.06 and any agreements to be entered into pursuant to this Agreement, which shall remain in effect and not be affected by this Section 5.06; provided, that any amounts owed under any agreement terminated pursuant to this Section 5.06(a) (and any rights and obligations with respect thereto) shall continue to be owed after the Second Closing until paid as long as, prior to the Second Closing, all amounts owed by the Company to Seller or its Affiliates under such agreements shall have been invoiced for all activities through September 30, 2000.

         (b) Except as set forth in Section 5.06(a), subject to and effective upon completion of the Second Closing, Buyer does hereby for itself and its successors and assigns release, acquit and forever discharge Seller or any Person who, on behalf of Seller, serves or has served as a director or officer of the Company or any subsidiary of the Company or as a Manager of the Company as that term is used in the Restated LLC Agreement (each, a "SELLER COVERED PARTY") of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Buyer may now have, own or hold, or has at any time previously had, owned or held against Seller or such Seller Covered Party, including without limitation all liabilities created as a result of the negligence (but not gross negligence, willful acts or acts of fraud) of Seller or such Seller Covered Party, existing as of the Second Closing or relating to any matter that occurred on or prior to the Second Closing; provided, however, that any claims, liabilities, debts or causes of action that may arise in the connection with the failure of Seller, any Seller Covered Party, Trutta or Enron to perform any of their obligations hereunder or under any other contractual agreement contemplated hereby, or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements contemplated hereby shall not be released or discharged pursuant to this provision.

         (c) Except as set forth in Section 5.06(a), subject to and effective upon completion of the Second Closing, Seller does hereby for itself and its successors and assigns release, acquit and forever discharge Buyer or any Person who, on behalf of Buyer, serves or has served as a director or officer of the Company or any subsidiary of the Company or as a Manager of the Company as that term is used in the Restated LLC Agreement, or is otherwise and Indemnified Person under the terms of the Restated LLC Agreement (each, a "BUYER COVERED Parties"), of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that Seller may now have, own or hold, or has at any time previously had, owned or held against Buyer or any of such Buyer Covered Parties in their capacity as such, including without limitation all liabilities created as a result of the negligence (but not gross negligence, willful acts or acts of fraud) of the Buyer or such Buyer Covered Party, existing as of the Second Closing or relating to any matter that occurred on or prior to the Second Closing; provided, however, that any claims, liabilities, debts or causes of action that may arise in the connection with the failure of any of the parties hereto to perform to perform any of their obligations hereunder or under any other contractual agreement contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements contemplated hereby shall not be released or discharged pursuant to this provision.

         SECTION 5.07 TAXES. All registration, stamp, value-added sales or other similar state transfer taxes that are attributable solely to the sale, transfer or delivery of Membership Interests hereunder by Seller to Buyer shall be borne by Seller. The Seller shall file all necessary returns and other document with respect to the taxes described in this Section 5.07.

         SECTION 5.08 CREDIT SUPPORT AGREEMENT.

         (a) At or prior to the Second Closing, El Paso shall (i) take such actions as shall be required to terminate, effective as of the Second Closing, all obligations of Enron under the Amended and Restated Credit Support Agreement dated as of August 13, 1999 among the Company, Enron and El Paso (the "CREDIT SUPPORT Agreement"), (ii) provide equivalent substitute letters of credit and use its commercially reasonable best efforts to obtain the release of Enron under each of the letters of credit maintained by Enron under the Credit Support Agreement (such obligation to continue after the Second Closing if such releases are not obtained prior thereto), (iii) use its commercially reasonable best efforts (without payment of a material consent fee) to obtain the release of ENA under the Guaranty Agreement dated as of June 1, 2000 by ENA in favor of Cogen Technologies Linden Venture, L.P. by replacing such Guaranty Agreement with a substantially equivalent guaranty by El Paso (such obligation to continue after the Second Closing if such release is not obtained prior thereto), and (iv) reimburse Enron for any amounts owed to Enron under the Credit Support Agreement.

         (b) El Paso acknowledges that Enron intends to notify the Company Note Trustee on or after the Second Closing Date that it is terminating the Undertaking (the "UNDERTAKING") dated as of April 20, 1999 (as amended) made by Enron in favor of the Company Note Trustee. El Paso therefore agrees, on or before 45 days after the Second Closing Date, to take such action as shall be required under the Company Indenture to provide Debt Service Credit Support (within the meaning of the Company Indenture) in substitution for Enron's terminated Undertaking.

         (c) Subject to the Second Closing, El Paso shall, or shall cause the Company to, immediately indemnify, refund, and reimburse (i) Enron for any amounts paid to the Company Note Trustee from and after the date hereof pursuant to the Undertaking, including all fees, costs and other expenses related to such payment, and for any amounts drawn under the letters of credit maintained by Enron under the Credit Support Agreement, and (ii) ENA for any amounts paid pursuant to the Guaranty Agreement referred to in Section 5.08(a)(iii) from and after the date hereof, including all fees, costs, and other expenses related to such payment.

         SECTION 5.09 CAPITAL ACCOUNT AND SALES PRICE AFFIRMATION. Buyer and Seller agree that, immediately prior to the Initial Closing, they will execute a certificate setting forth their respective Capital Accounts (as defined in the LLC Agreement) with respect to their Membership Interests in the Company immediately prior to the Initial Closing, which shall be valued in accordance with the definition of Cash Contribution Amount. If the Restated LLC Agreement becomes effective on or before December 31, 2000, the Capital Account attributable to the Preferred Interest of Seller, as set forth on Exhibit D to the Restated LLC Agreement, shall equal the anticipated Net Losses, as agreed by the parties, to be allocated to Seller pursuant to Section 5.04(b)(iii) of the Restated LLC Agreement. Seller will further certify, as of the Second Closing, the amount to be realized by it on the disposition of its Membership Interests pursuant to Section 2.02 of this Agreement, which will also be valued in accordance with the definition of Cash Contribution Amount.

                                    ARTICLE 6

                             CONDITIONS TO CLOSINGS

         SECTION 6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE INITIAL CLOSING AND THE SECOND CLOSING. The obligations of the parties to consummate the transactions contemplated by this Agreement at the Initial Closing and Second Closing (to the extent set forth below with respect to such Closing) are subject to the satisfaction of the following conditions:

         (a) As of each Closing no temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no order, decree, restraint or pronouncement by any Governmental Authority, and no other legal restraint or prohibition that would prevent or have the effect of preventing the consummation of the transactions described in this Agreement shall be in effect;

         (b) At each Closing, the Ratings Agencies (as defined in the Company Indenture) shall have confirmed that a Ratings Downgrade (as defined in the Company Indenture) will not result from consummation of the transactions contemplated by this Agreement, such that the transactions contemplated by this Agreement will not be deemed to constitute a Change of Control within the meaning of the Company Indenture;

         (c) As of the Initial Closing, Seller shall have received (and delivered a copy to Buyer), pursuant to ISRA, one of the following in connection with the transactions contemplated hereby as they relate to each of the Bayonne Facility, the Camden Facility and the Linden Facility: (i) a letter of non-applicability of ISRA; (ii) a no further action letter under ISRA; (iii) a remediation agreement pursuant to ISRA; (iv) approval of an application for one of the following exemptions from ISRA: (A) a "de minimus quantity" exemption;
(B) an underground storage tank exemption; (C) a minimal environmental concern exemption; (D) a "remediation in progress waiver;" or (v) any other approval or authorization of NJDEP reasonably acceptable to Seller and Buyer;

         (d) At each applicable Closing, the Company Note Trustee shall have (i) executed the amendments to the Security Agreements of Buyer, Buyer Affiliate and Seller, (ii) taken the other actions required of the Company Note Trustee pursuant to Article 2 of this Agreement;

         (e) As of the Initial Closing, the Company Note Trustee shall have acknowledged its willingness or agreed (in a form acceptable to Buyer) to accept as Debt Service Credit Support under the Company Indenture an undertaking by El Paso substantially similar to the Undertaking;

         (f) As of the Initial Closing, Buyer and Seller shall have reached mutually acceptable agreements regarding employee related matters and the provision of transition services;

         (g) Seller shall have received (and delivered to Buyer) a written consent, in form reasonably satisfactory to each of Buyer and Seller, from each of the Venturers (other than JEDI Bayonne GP, LLC) under the Amended and Restated Joint Venture Agreement of Cogen Technologies NJ Venture dated as of August 25, 1986, as amended, including by the Agreement, Consent and Waiver and Assumption and Release of Interests in Cogen Technologies NJ Venture dated as of February 2, 1999 (collectively, the "NJ Venture Agreement"), consenting to the transfer by Seller of its Class A Membership Interests and Class B Membership Interests to Buyer and waiving any right of first refusal or similar rights under the NJ Venture Agreement with respect thereto; and

         (h) Each of Buyer and Seller shall have, in its sole discretion, conducted such due diligence as in its sole discretion shall have been necessary to confirm that the execution and delivery by Seller of this Agreement and the performance by it of its obligations hereunder do not and will not conflict with, or result in a breach or violation under, or accelerate the performance required by, the terms of any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of their respective property is bound, except as would not in the aggregate have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         SECTION 6.02 CONDITIONS TO OBLIGATIONS OF BUYER AND EL PASO TO THE INITIAL CLOSING AND THE SECOND CLOSING. The obligations of Buyer and El Paso to consummate the transactions contemplated by this Agreement at each Closing are subject to the satisfaction of the following further conditions:

         (a) As of each Closing, Seller and Trutta shall have performed in all material respects all of their obligations under this Agreement required to be performed by them at or prior to such Closing;

         (b) As of each Closing, the representations and warranties of Seller and Trutta contained in this Agreement and in any certificate or other writing delivered by Seller or Trutta pursuant to this Agreement shall be true in all material respects at and as of such Closing Date, as if made at and as of such date, except that representations specifically made as of an earlier date need only be true and correct as of such earlier date;

         (c) As of each Closing, Buyer shall have received certificates signed by an authorized representative of Seller and Trutta attesting to the matters set forth in Section 6.02(a) and (b);

         (d) As of each Closing, there shall not have occurred, since the date of this Agreement, any event or occurrence (or series of events or occurrences, taken together) which has had or is reasonably likely to have a Material Adverse Effect on the Company;

         (e) Buyer shall have received, at the Second Closing only, an opinion of counsel to Seller and Trutta reasonably satisfactory to Buyer to the effect set forth on ANNEX 6.02 hereto;

         (f) Seller shall provide Buyer, on or before the Second Closing, an affidavit that Seller is not a "foreign person" within the meaning of Code
Section 1445; and

         (g) Seller shall have delivered to Buyer and El Paso a written representation dated as of the Initial Closing and the Second Closing to the effect that, to Seller's knowledge without inquiry, the execution, delivery and performance by Seller of this Agreement and performance of its obligations hereunder does not and will not, assuming the absence of any adverse federal, state or local tax consequences that may arise out of the transactions contemplated by this Agreement, conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any of the partnership or joint venture agreements governing Camden Cogen L.P., Cogen Technologies NJ Venture, or Cogen Technologies Linden Venture, L.P. or any material loan agreement, indenture or other financing instrument (including any security agreements related thereto) to which any subsidiary of the Company is a party, except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

         SECTION 6.03. CONDITIONS TO OBLIGATIONS OF SELLER AND TRUTTA TO EFFECT THE INITIAL CLOSING AND THE SECOND CLOSING. The obligations of Seller and Trutta to consummate the transactions contemplated by this Agreement at each Closing is subject to the satisfaction of the following further conditions:

         (a) As of each Closing, Buyer and El Paso shall have performed in all material respects all of their obligations under this Agreement required to be performed by them on or prior to such Closing;

         (b) As of each Closing, the representations and warranties of Buyer and El Paso contained in this Agreement and in any certificate or other writing delivered by Buyer or El Paso pursuant to this Agreement shall be true and correct in all material respects at and as of such Closing Date, in each case as if made at and as of such date, except that representations specifically made as of an earlier date need only be true and correct as of such earlier date;

         (c) As of each Closing, there shall not have occurred, since the date of this Agreement, (i) any event or occurrence (or series of events or occurrences, taken together) which has had or is reasonably likely to have a Material Adverse Effect on Buyer, EPME, or El Paso and its subsidiaries, taken as a whole, as applicable, or (ii) any adverse change in the ratings assigned to the senior unsecured long-term debt of El Paso by either of Moody's Investors Service, Inc. or Standard & Poors Rating Services, including any announcement of a negative outlook with respect thereto;

         (d) As of each Closing, Seller and Trutta shall have received a certificate signed by an executive officer of Buyer and El Paso attesting to the matters set forth in 6.03(a), (b) and (c); and

         (e) Seller and Trutta shall have received, at the Second Closing only, an opinion of counsel to Buyer and El Paso reasonably satisfactory to Seller to the effect set forth on ANNEX 6.02 hereto.

                                    ARTICLE 7

                                   TERMINATION

         SECTION 7.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Second Closing:

         (a) by mutual written agreement of Buyer and Seller;

         (b) by either Buyer or Seller if the Initial Closing shall not have been consummated on or prior to January 22, 2001 or the Second Closing shall not have occurred by January 23, 2001 (each, the "END DATE"); provided, however, that Seller may not terminate this Agreement pursuant to this Section 7.01(b) if the Initial Closing shall not have been consummated by the End Date by reason of Seller's or Trutta's failure to perform in all material respects any of its respective covenants or agreements contained in this Agreement; and provided, further, that Buyer may not terminate this Agreement pursuant to this Section 7.01(b) if the Initial Closing shall not have been consummated by the End Date by reason of Buyer's or El Paso's failure to perform in all material respects any of their respective covenants or agreements contained in this Agreement;

         (c) by Buyer, if a breach of any representation, warranty, covenant or agreement on the part of Seller or Trutta set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 6.01 or
6.02 not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 Business Days following receipt by Seller of notice of such breach from Buyer (or, if earlier, by the End Date);

         (d) by Seller, if a breach of any representation, warranty, covenant or agreement on the part of Buyer or El Paso set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 6.01 or
6.03 not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 Business Days following receipt by Buyer of notice of such breach from Seller (or, if earlier, by the End Date); or

         (e) by either Buyer or Seller if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

         SECTION 7.02. EFFECT OF TERMINATION. Any termination of this Agreement in accordance with Sections 7.01 (b)-(f) shall be effective upon notice thereof by the terminating party to the other parties given in accordance with Section
9.01. If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any party to any other party to this Agreement, except that if such termination shall result from (i) the willful failure of any party to this Agreement to fulfill a condition to the performance of the obligations of the other parties that is within the control of such party, (ii) the willful failure of any party to this Agreement to perform a covenant or agreement contained in this Agreement or (iii) the willful breach by any party to this Agreement of any representation or warranty contained in this Agreement, such party shall be fully liable for any and all damages incurred or suffered by any other party as a result of such failure or breach, subject to Section 9.06. The provisions of Sections 5.01 and 7.03 shall survive any termination of this Agreement after the Initial Closing. The provisions of this Section 7.02 shall survive any termination of this Agreement.

         SECTION 7.03. TERMINATION FOLLOWING INITIAL CLOSING. If this Agreement is terminated following the occurrence of the Initial Closing and prior to the occurrence of the Second Closing, Buyer and Seller shall, and Buyer shall cause Buyer Affiliate to, take such actions as shall be necessary to amend the LLC Agreement (as amended by the Second Amendment) to provide that the Class A Membership Interests acquired by Buyer and Buyer Affiliate pursuant to the Second Amendment shall be converted to a membership interest in the Company (the "Subordinated Interest") with respect to which there will be no current distributions made, no allocations of Net Income or Net Loss (each, as defined in the LLC Agreement) (unless Net Loss is allocated to such interest because the Adjusted Capital Account (as defined in the LLC Agreement) balance of all other Members is zero), no Sharing Ratio (as defined in the LLC Agreement) and no voting rights. Such amendment shall provide that the owners of a Subordinated Interest will only have the right to receive the balance of the Adjusted Capital Account attributable to such interest.

                                    ARTICLE 8

                            SURVIVAL; INDEMNIFICATION

         SECTION 8.01. SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall each survive the Closings indefinitely, provided, that the representation made by Seller at the Initial Closing pursuant to Section 6.02(g) shall terminate and expire six months after the Second Closing Date. The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article 8) contained in this Agreement shall survive the Closings.

         SECTION 8.02. INDEMNIFICATION.

         (a) Seller and Enron hereby agree jointly and severally to defend, indemnify and hold harmless Buyer and El Paso against any and all damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by them arising out of any misrepresentation or breach of any of the representations and warranties made in Article 3 by Seller, or any covenant or agreement made or to be performed Seller under this Agreement, provided, however, that any claim for such indemnity must be made no later than the applicable period specified in Section 8.01 for the survival of such representation.

         (b) Trutta and Enron hereby agree jointly and severally to defend, indemnify and hold harmless Buyer and El Paso against any and all Damages incurred or suffered by them arising out of any misrepresentation or breach of any of the representations and warranties made in Article 3 by Trutta, or any covenant or agreement made or to be performed Trutta under this Agreement.

         (c) Buyer and El Paso hereby agree jointly and severally to defend, indemnify and hold harmless Seller and Trutta against any and all Damages incurred or suffered by them arising out of any misrepresentation or breach of a representation or warranty made by Buyer or El Paso, as applicable, in Article 4 or any covenant or agreement made or to be performed by Buyer or El Paso, as applicable, pursuant to this Agreement.

         SECTION 8.03. PROCEDURES FOR THIRD PARTY CLAIMS.

         (a) The parties seeking indemnification under Section 8.02 (the "INDEMNIFIED PARTIES") agree to give prompt notice to the parties against whom indemnity is sought (the "INDEMNIFYING PARTIES") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.02 (the "THIRD PARTY CLAIMS"). The failure by any Indemnified Party so to notify the Indemnifying Parties shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.03, except to the extent such failure shall actually prejudice an Indemnifying Party.

         (b) Upon receipt of notice from the Indemnified Parties pursuant to
Section 8.03(a), the Indemnifying Parties will assume the defense and control of such Third Party Claims but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense of such Third Party Claims with their own counsel and at their own expense. The Indemnified Parties shall, and shall cause each of their Affiliates and Representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.

         (c) The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, but only if the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply or adversely affect any Indemnified Party or to the conduct of any Indemnified Party's business; and obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

         SECTION 8.04. EXCLUSIVE REMEDY. Each party hereto acknowledges and agrees that the provisions of this Article 8 shall be the exclusive remedy of such party with respect to any matter arising under this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.01. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telecopy or similar writing) and shall be given, if to Seller, Trutta or Enron:

                           c/o East Coast Power Holding Company L.L.C.
                           1400 Smith Street
                           Houston, Texas 77002-7361
                           Attention: W. David Duran
                           Telecopy: (713) 646-8717


         with a copy to: Enron North America Corp.

                           Compliance Department
                           1400 Smith Street
                           Houston, Texas 77002-7361
                           Attention: Donna Lowry
                           Telecopy: (713) 646-4039

         if to Buyer or El Paso:

                           c/o El Paso Energy Corporation
                           1001 Louisiana Street
                           Houston, Texas 77002
                           Attention: John O' Rourke and Andrew C. Kidd, Esq.
                           Telecopy: (713) 420-2813

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

         SECTION 9.02.     AMENDMENTS; NO WAIVERS.

         (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

         SECTION 9.03. PARTIES IN INTEREST. Except as set forth in Section 5.05 or 5.06, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Buyer, El Paso or Seller and their respective successors and permitted assigns.

         SECTION 9.04. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expenses.

         SECTION 9.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its obligations under this Agreement without the consent of each of the other parties. After the Second Closing, nothing herein shall prevent Seller from assigning any of its rights under this Agreement.

         SECTION 9.06. GOVERNING LAW; ARBITRATION.

         (a) This Agreement (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, other than the conflict of laws rules thereof.

         (b) Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising under this Agreement or the alleged breach of any provision hereof, (all of which are referred to herein as "DISPUTED CLAIMS"), whether such Disputed Claims arise at law or in equity, under State or federal law, for damages or any other relief, shall be resolved by binding arbitration in the manner set forth herein.

         (c) The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counter Disputed Claims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. In deciding the substance of the parties' Disputed Claims, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other state's law); provided, however, that IT IS EXPRESSLY AGREED THAT NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW, OR UNDER THE UNITED STATES ARBITRATION ACT, OR UNDER ANY OTHER RULES OF ARBITRATION. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' fees and expenses) against either or both parties. However, each party shall bear its own attorneys fees and the arbitrators shall have no authority to award attorneys fees.

         (d) The arbitration proceedings shall be conducted in Houston, Texas by three arbitrators in accordance with the CPR Institute for Dispute Resolution Non-Administered

Arbitration rules in effect on the date of this agreement. Within 30 days of the notice of initiation of the arbitration procedure, the parties shall select three arbitrators. If the parties are unable to agree upon the identity of the three arbitrators, within the time set forth herein, the vacancies in the selection of agreed arbitrators shall be filled by CPR in the manner specified in CPR Rule 6. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, as such Act is modified by this Agreement and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

         (e) All fees of the arbitrators and other administrative charges related to the arbitration shall be borne equally by the parties.

         (f) The parties hereby agree that the arbitration proceeding and the arbitrators' award are to remain confidential and none of the parties or their counsel will divulge or discuss, directly or indirectly, in the newspaper, electronic media, or other public or private forum, or with any third parties, the arbitration proceeding and/or the arbitrators' award except: (1) to the extent required by a court of law or any federal, state, or local government, agency or regulatory body or to the extent required to comply with applicable securities laws or stock exchange requirements; (2) to the extent further agreed to by the parties hereto, which consent will not be unreasonably withheld; or
(3) to the extent necessary under subsection (g) below.

         (g) The award of the arbitrators shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction.

         SECTION 9.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

         SECTION 9.08. ENTIRE AGREEMENT. This Agreement and the agreements specifically contemplated hereby constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of such documents.

         SECTION 9.09. CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of the provisions of this Agreement.

                         [SIGNATURES BEGIN ON NEXT PAGE]

         The parties have caused this Agreement to be duly executed individually or by their authorized representatives on the day and year first above written.


                                                     EAST COAST POWER HOLDING COMPANY L.L.C.

                                                     By:      Joint Energy Development Investments II Limited
                                                              Partnership, its Managing Member

                                                     By:      Enron Capital Management II Limited Partnership,
                                                              its General Partner

                                                     By:      Enron Capital II Corp., its General Partner

                                                     By:      /s/ Joseph Deffner
                                                              -----------------------------------------------------
                                                     Name:    Joseph Deffner
                                                     Title:   Vice President

                                                     ECTMI TRUTTA HOLDINGS LP

                                                     By:      Brook I LLC, general partner

                                                     By:      /s/ Joseph Deffner
                                                              -----------------------------------------------------
                                                     Name:    Joseph Deffner
                                                     Title:   Vice President

                                                     MESQUITE INVESTORS, L.L.C.

                                                     By:      Chaparral Investors, L.L.C., its sole Member

                                                     By:      El Paso Chaparral Investor, L.L.C., its managing
                                                              Member

                                                     By:      El Paso Chaparral Holding Company, its sole Member

                                                     By:      /s/ John L. Harrison
                                                              -----------------------------------------------------
                                                     Name:    John L. Harrison
                                                     Title:   Senior Vice President and
                                                              Chief Financial Officer



                                Signature Page-1

         The undersigned, El Paso Corporation, joins this Agreement for purposes of its representations, covenants and other agreements set forth in Article 1; Sections 2.02, 2.03, 2.04 (b), 2.04(c); Article 4; Sections 5.02, 5.03, 5.06 and
5.08; and Articles 8 and 9.

                                            EL PASO ENERGY CORPORATION

                                            By:      /s/ Thomas G. Kilgore
                                                  -----------------------------
                                            Name:    Thomas G. Kilgore
                                            Title:   Vice President

         The undersigned, Enron Corp. joins this Agreement for purposes of its agreements set forth in Articles 8 and 9 hereof. Enron hereby represents and warrants to El Paso and Buyer that (i) it is duly organized, validly existing and in good standing under the laws of the State of Oregon and has full corporate power and authority to enter into and perform its obligations under this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of Enron, enforceable against Enron in accordance with its terms.

                                            ENRON CORP.

                                            By:      /s/ Barry Schnapper
                                                   ----------------------------
                                            Name:    Barry Schnapper
                                            Title:   Vice President




                                Signature Page-2

                                                                      ANNEX 5.06


                          SURVIVING AFFILIATE CONTRACTS

1. Fixed Price Engineering, Procurement and Construction Agreement between Cogen Technologies Linden Venture, L.P. and National Energy Production Corporation, dated as of June 2, 2000.

2. Irrevocable Standby Letter of Credit No. SBY506480 dated February 3, 1999 and amended February 5, 1999 (but effective February 1, 1999), issued by UBS AG on behalf of the Company for the benefit of Forsgate Industrial Complex, a New Jersey limited partnership, securing certain obligations of Cogen Technologies NJ Venture pursuant to a real property lease in the amount of $155,000.

3. Irrevocable Standby Letter of Credit No. SBY506481 dated February 3, 1999 and amended February 5, 1999 (but effective February 1, 199), issued by UBS AG on behalf of the Company for the benefit of Forsgate Industrial Complex, a New Jersey limited partnership, securing certain obligations of Cogen Technologies NJ Venture pursuant to a real property lease in the amount of $300,000.

4. Irrevocable Standby Letter of Credit No. 3014306 dated February 4, 1999 issued by Bank of America on behalf of Linden, Ltd. in favor of State Street Bank and Trust Company of Connecticut National Association, to secure certain obligations pursuant to that certain Amended and Restated Term Loan Agreement by and among Linden Ltd. dated as of September 15, 1992 and State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee, as amended in the amount of $22,250,000.

5. Irrevocable Letter of Credit No. 3016258 dated effective May 21, 1999, issued by Bank of America for the benefit of Public Service Electric and Gas Company, in the amount of $4,434,689.

6. Guaranty Agreement dated as of June 1, 2000 by ENA in favor of Cogen Technologies Linden Venture, L.P.

7.       The Undertaking (as defined in Section 5.08(b) of this Agreement).


                                   Annex 5.06

                                                                      ANNEX 6.02


                    OPINIONS OF COUNSEL TO SELLER AND TRUTTA
                            TO BE DELIVERED TO BUYER

         1. Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted.

         2. Trutta is a limited partnership duly formed and validly existingg under the laws of the State of Delaware with all corporate powers required to carry on its business as now conducted.

         3. The execution, delivery and performance by Seller of the Transaction Agreement, the Second Amendment and the Restated LLC Agreement (the "Transaction Documents") and the consummation of the transactions contemplated by such agreements, are within the limited liability company powers of Seller and have been duly authorized by all necessary limited liability company action on the part of Seller. Each Transaction Document has been duly and validly executed and delivered by or on behalf of Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         4. The execution, delivery and performance by Trutta of the Transaction Agreement and the consummation of the transactions contemplated thereby, are within the limited partnership powers of Trutta and have been duly authorized by all necessary partnership action on the part of Trutta. The Transaction Agreement has been duly and validly executed and delivered by or on behalf of Trutta and constitutes a valid and binding agreement of Trutta, enforceable against Trutta in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         5. The execution, delivery and performance by each of Seller and Trutta of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing on their behalf with, any Governmental Authority, other than notice filings required to be filed after the Closing.

         6. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not
(i) violate the organizational or governing documents of Seller, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which Seller is a party or to which any of its properties are subject or (iii) violate any Applicable Law applicable to Seller.


                                   Annex 6.02

         7. The execution, delivery and performance by Trutta of the Transaction Agreement and the consummation of the transactions contemplated thereby do not
(i) violate the limited partnership agreement of Trutta, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which Trutta is a party or to which any of its properties are subject or (iii) violate any Applicable Law applicable to Trutta.

         8. The execution, delivery and performance by Seller of the Transaction Agreement and performance of its obligations thereunder does not and will not, assuming the absence of any adverse federal, state or local tax consequences that may arise out of the transactions contemplated by the Transaction Agreement, conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of a specifically identified list of agreements to consist of the partnership or joint venture agreements governing Camden Cogen L.P., Cogen Technologies NJ Venture, or Cogen Technologies Linden Venture, L.P. or any material loan agreement, indenture or other financing instrument (including any security agreements related thereto) to which any subsidiary of the Company is a party, except as would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.


                                Annex 6.02

                                                                      ANNEX 6.03


                    OPINIONS OF COUNSEL TO BUYER AND EL PASO
                    TO BE DELIVERED TO SELLER AND TRUTTA AND
              ANY ASSIGNEE OF THE SWAP AGREEMENTS OR THE GUARANTEES

         1. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted.

         2. El Paso is a corporation validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.

         3. Buyer Affiliate is a corporation validly existing and in good standing under the laws of the state of its incorporation and has all powers required to carry on its business as now conducted.

         4. EPME is a limited partnership validly existing and in good standing under the laws of the state of its formation and has all powers required to carry on its business as now conducted.

         5. EPMEH is a corporation validly existing and in good standing under the laws of the state of its incorporation and has all powers required to carry on its business as now conducted.

         6. The execution, delivery and performance by Buyer of the Transaction Agreement, the Second Amendment, the Restated LLC Agreement, the Swap Agreements, the Swap Assignments, and Buyer Security Agreement Amendment (the "Buyer Transaction Documents") and the consummation of the transactions contemplated by such agreements, are within the limited liability company powers of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer. Each Buyer Transaction Document has been duly and validly executed and delivered by or on behalf of Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         7. The execution, delivery and performance by El Paso of the Transaction Agreement and the Guarantees (the "El Paso Transaction Documents") and the consummation of the transactions contemplated thereby, are within the corporate powers of El Paso and have been duly authorized by all necessary corporate action on the part of El Paso. Each El Paso Transaction Document has been duly and validly executed and delivered by or on behalf of El Paso and constitutes a valid and binding agreement of El Paso enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).


                                   Annex 6.03

         8. The execution, delivery and performance by Buyer Affiliate of the Second Amendment, the Restated LLC Agreement, the Buyer Affiliate Security Agreement, and the Amended Buyer Affiliate Security Agreement (the "Buyer Affiliate Transaction Documents") and the consummation of the transactions contemplated by such agreements, are within the company powers of Buyer Affiliate and have been duly authorized by all necessary company action on the part of Buyer Affiliate. Each Buyer Affiliate Transaction Document has been duly and validly executed and delivered by or on behalf of Buyer Affiliate and constitutes a valid and binding agreement of Buyer Affiliate enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         9. The execution, delivery and performance by EPME of the Swap Agreements and the Swap Assignments, and the consummation of the transactions contemplated by such agreements, are within the company powers of EPME and have been duly authorized by all necessary company action on the part of EPME. Each Swap Agreement has been duly and validly executed and delivered by or on behalf of EPME and constitutes a valid and binding agreement of EPME enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         10. The execution, delivery and performance by EPMEH of the Credit Event Agreements, and the consummation of the transactions contemplated by such agreements, are within the corporate powers of EPMEH and have been duly authorized by all necessary corporate action on the part of EPMEH. Each Credit Event Agreement has been duly and validly executed and delivered by or on behalf of EPMEH and constitutes a valid and binding agreement of EPMEH enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity).

         11. The execution, delivery and performance by each of Buyer, El Paso, Buyer Affiliate, EPME and EPMEH of the Buyer Transaction Documents, the El Paso Transaction Documents, the Buyer Affiliate Transaction Documents, and the Swap Agreements and Swap Assignments, and the Credit Event Agreements, respectively, and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing on their behalf with, any Governmental Authority other than notice filings to be made after the Second Closing.

         12. The execution, delivery and performance by Buyer of the Buyer Transaction Documents and the consummation of the transactions contemplated thereby do not (i) violate the organizational or governing documents of Buyer,
(ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which Buyer is a party or to which any of its property is subject or (iii) violate any Applicable Law applicable to Buyer.


                                   Annex 6.03

         13. The execution, delivery and performance by El Paso of the El Paso Transaction Documents and the consummation of the transactions contemplated thereby do not (i) violate the certificate of incorporation or bylaws of El Paso, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which El Paso is a party or to which any of its property is subject or (iii) violate any Applicable Law applicable to El Paso.

         14. The execution, delivery and performance by Buyer Affiliate of the Buyer Affiliate Transaction Documents and the consummation of the transactions contemplated thereby do not (i) violate the organizational or governing documents of Buyer Affiliate, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which Buyer is a party or to which any of its property is subject, or (iii) violate any Applicable Law applicable to Buyer Affiliate.

         15. The execution, delivery and performance by EPME of the Swap Agreements and the Swap Assignments, and the consummation of the transactions contemplated thereby do not (i) violate the organizational or governing documents of EPME, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which EPME is a party or to which any of its property is subject, or (iii) violate any Applicable Law applicable to EPME.

         16. The execution, delivery and performance by EPMEH of the Credit Event Agreements, and the consummation of the transactions contemplated thereby do not (i) violate the organizational or governing documents of EPMEH, (ii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which EPMEH is a party or to which any of its property is subject, or (iii) violate any Applicable Law applicable to EPMEH.

         17. None of Buyer, Buyer Affiliate, or any of their respective "affiliates," as defined in section 2(a)(11)(B) of PUHCA, is subject to regulation as a "public utility" under the Federal Power Act, other than as contemplated by 18 C.F.R. Section 292.601(c), or under any state law or regulation with respect to the rates or the financial or organizational regulation of electric utilities, other than as contemplated by 18 C.F. R.
Section 292.602(c)(2). None of the Buyer or any "affiliate" thereof, as defined in section 2(a)(11) of PUHCA, is subject to regulation as a "public-utility company," a "holding company," a "subsidiary company," an "associate company," or an "affiliate" of any of a "public-utility company," a "holding company," or a "subsidiary company" of a "holding company," as each such term is defined in PUHCA. Buyer is not subject to regulation as (i) a "public utility" under the Federal Power Act; (ii) a "public-utility company," a "holding company," or a "subsidiary company," "associate company," or "affiliate" of a "public-utility company" or a "holding company" or an "affiliate" of a "subsidiary company" of a "holding company," as each such term is defined in PUHCA. None of Buyer or any "affiliate" thereof, as defined in section 2(a)(11) of PUHCA, requires any approvals under the Federal Power Act or PUHCA for the execution, delivery, or performance of the transactions contemplated by the Purchase Agreement.

         18. Neither Buyer nor Buyer Affiliate is "a person primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities

                                   Annex 6.03
or small power production facilities"), an "electric utility", an "electric utility holding company", or "a wholly or partially owned subsidiary of an electric utility or electric utility holding company", within the meaning of 18 C.F.R. Section 292.206.



                                   Annex 6.03